EXHIBIT 99.1

AMF Bowling Worldwide, Inc.	International Headquarters 8100 AMF Drive Mechanicsville, VA 23111	Post Office Box 15060 Richmond, Virginia 23227	804/730-4000 Telephone	804/559-6276 Facsimile

Contacts:    Christopher Caesar

AMF

804/730-4400

News Release

AMF BOWLING WORLDWIDE, INC. COMPLETES

TENDER OFFER FOR

OF 13% NOTES DUE 2008 (CUSIP 030985AG0)

Richmond, Virginia, February 26, 2004 – AMF Bowling Worldwide, Inc. (“AMF”) today announced that it has completed its previously announced offer to purchase its outstanding 13% Notes due 2008 (CUSIP 030985AG0). The tender offer expired at 5:00 p.m., New York City time, on February 25, 2004. Through the expiration of the offer, holders of approximately 99% of the principal amount of notes validly tendered their notes. In addition, through February 11, 2004, the consent expiration date, holders of approximately 99% of the principal amount of notes validly delivered their consents to certain proposed amendments with respect to the notes. AMF has accepted for purchase all of the notes validly tendered prior to the expiration of the tender offer and the related consents.

The purchase price for the validly tendered notes was determined by reference to a fixed spread of 50 basis points over the yield to maturity of the reference security, which is the United States Treasury 1½% Note due February 28, 2005 (CUSIP 91282BAV2). The yield on the applicable reference security was 1.21%. Accordingly, the tender offer yield and the total consideration per $1,000 principal amount of notes are 1.71% and $1,176.58, respectively. Each holder who tendered the 13% notes and related consents on or before the consent expiration date, will receive $1,176.58 for each $1,000 principal amount of the tendered 13% note, including a $30 consent payment. Each holder who tendered notes and the related consents after the consent expiration date, will receive $1,146.58 for each $1,000 principal amount of the tendered 13% notes. Payment for validly tendered notes is expected to be made on Friday, February 27, 2004.

Merrill Lynch & Co. acted as dealer manager and solicitation agent for the tender offer and consent solicitation. Bondholder Communications Group was the information and tender agent.

2-AMF Bowling Worldwide, Inc.

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will “ and similar words are intended to identify forward-looking statements. These forward-looking statements, which may include, but are not limited to, statements, concerning the financial condition, results of operations and businesses of AMF and the benefits expected to result from the contemplated transaction, are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, the risk that conditions to the tender offer, including financing, and obtaining the requisite consents, might not be satisfied in a timely manner or at all, risks relating to the consummation of the acquisition, unanticipated expenditures, conditions of the economy and other factors described in our most recent reports on Form 10-Q, most recent reports on Form 10-K and other periodic reports filed by AMF with the Securities and Exchange Commission.

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